STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

THE CHRON ORGANIZATION, INC.

NV

Job:C20170302-0572
March 2, 2017

Special Handling Instructions:
1FSC, EMAIL, DRR, 3/2/17

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20170094221-18	3/2/2017 8:00:41 AM	1	$175.00	$175.00
24 Hour Expedite	20170094221-18	3/2/2017 8:00:41 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	488475892197686780305O	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

THE CHRON ORGANIZATION, INC.

NV

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170094221-18
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/02/2017 8:00 AM
	Entity Number C13249-1999

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

The Chron Organization, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See the Articles of Amendment to the Amended and Restated Articles of Incorporation of The Chron Organization, Inc. attached hereto as Exhibit A amending Articles Five and Seven of the corporation's Amended and Restated Articles of Incorporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 79.8%

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X DocuSigned by: [signature] BEF6252F5EA4461...
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

ARTICLES OF AMENDMENT TO
To
AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

THE CHRON ORGANIZATION, INC.

Pursuant to NRS 78.390 under Nevada General Corporation Law (Title 7, Chapter 78 of the Nevada Revised Statutes), THE CHRON ORGANIZATION, INC., a Nevada corporation (the "Corporation"), pursuant to these Articles of Amendment to Amended and Restated Articles of Incorporation of the Corporation ("Articles of Amendment") hereby amends its Amended and Restated Articles of Incorporation (the "Restated Articles"), as follows:

1. Article Five - Capital Stock is hereby amended by deleting Section A and replacing it with the following:

Section A. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 1,500,000,000 shares, of which 1,450,000,000 shares shall be Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), 10,000,000 shares shall be Class B Common Stock, par value $.001 per share (the "Class B Common Stock") and 40,000,000 shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock") of which, 2,000,000 shares are designated as Series A Preferred Stock with such rights, preferences and restrictions as set forth in Article Five, Section C below (the "Series A Preferred Stock").

2. Article Five - Capital Stock is hereby amended by adding the following new subsection C:

Section C. Designation of Rights, Preferences and Restrictions of Series A Preferred Stock.

1. DESIGNATION OF SERIES. (a) There shall be a series of the Preferred Stock of the Corporation which shall be designated as the "Series A Preferred Stock," $0.001 par value, and the number of shares constituting such series shall be Two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding. The Series A Preferred Stock shall have the rights, preferences, restrictions and other terms relating to such series of preferred stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock attached hereto as Exhibit A and incorporated herein by reference.

2. DIVIDENDS. The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3. LIQUIDATION PREFERENCE. The holders of Series A Preferred Stock shall not be entitled to any liquidation preference.

4. VOTING. Except as otherwise expressly set forth herein or as required by law, the holders of the Series A Preferred Stock shall not entitle the holders thereof to vote on any matter submitted for shareholder action, and the consent of the holders thereof shall not be required for the taking of any corporate action.

5. CONVERSION RIGHTS. The holders of the shares of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock into Class A Common Stock at the rate of ten (10) common shares for each preferred share (10-1 conversion rate) (the "Conversion Right"). The holder of the Series A Preferred Stock shall be entitled to exercise the Conversion Right one year from purchase date of the Series A Preferred Stock.

6. REDEMPTION RIGHTS; REDEMPTION. To the extent not prohibited by law, all or a portion of the then-outstanding shares of Series A Preferred Stock may be redeemed by the Corporation for a period of one year from the date of issuance at an amount equal to one hundred thirty percent (130%) of the original issue price.

Any shares of Series A Preferred Stock redeemed or repurchased by the Corporation pursuant to this Section 6 shall be retired and canceled and may not be reissued as shares of such series and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

7. NOTICES. Any notice required hereby to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

3. Article Seven – Voting, is hereby amended by deleting the existing Article Seven and adding the following new Article 7:

Section 7.1. Rights of Holders of Common Stock. The following rights, powers, privileges and restrictions, qualifications, and limitations apply to the Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Series A Preferred Stock.

(b) Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders

DocuSign Envelope ID: 673CC124-BC51-4953-AA7A-28E87163811D

(and written actions in lieu of meetings) and the holders of the Class B Common Stock are entitled to 200 votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Series A Preferred Stock that may be authorized by the Board) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote. Further, holders of the Common Stock shall have no right to vote on the designations, preferences, limitations and relative or other rights of the Series A Preferred Stock or any series thereof (collectively, the "Preferences"), or on any amendment, alteration or repeal of the Preferences or the Series A Preferred Stock, at any time, whether before or after the issuance thereof.

4. Effective Date. The effective date of these Articles of Amendment shall be the close of business on the date of filing with Nevada Secretary of State.

5. Adoption of Amendment.

(a) These Articles of Amendment were approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on February 16, 2017.

(b) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 79.8%.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of February 16, 2017.

THE CHRON ORGANIZATION, INC.

DocuSigned by:

By: ______________________

Name: Alex Rodriguez

Title: President